Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Greg H. Guettler President (651) 687-9999

Hypertension Diagnostics Shareholders
Approve Special Meeting Proposal;
Company Meets Conditions to Obtain Waiver of Certain Events of Default

ST. PAUL, MN, October 25, 2002 — Hypertension Diagnostics, Inc., (NASDAQ SmallCap: HDII) announced today that it reconvened its Special Meeting of Shareholders at 3 p.m. local time today at the Company’s offices at 2915 Waters Road, Suite 108, Eagan, Minnesota 55121. The Special Meeting had been adjourned from the original meeting date of September 25, 2002.

     The Special Meeting was called for the purposes of allowing the Company’s shareholders to consider and approve Proposal 1: The issuance of Common Stock equal to 20% or more of the outstanding Common Stock of the Company upon (a) conversion of $2,000,000 aggregate principal amount of 8% Convertible Notes due March 27, 2005 and (b) exercise of certain Common Stock Purchase Warrants. Since a majority of the Company’s shares were represented at the reconvened Special Meeting today, a quorum was present. Proposal 1 was approved by a majority of the shares present in person or represented by proxy at the Special Meeting. Accordingly, Proposal 1 has been adopted by shareholders of the Company.

     As announced earlier, by a letter dated October 15, 2002, each of the holders of the Company’s 8% Convertible Notes due March 27, 2005 has agreed to waive certain existing covenant defaults under the Notes if, in exchange, the Company hires a proxy solicitor for its Special Meeting of Shareholders and on or before October 25, 2002, obtains shareholder approval of the proposal put forth at the Company’s Special Meeting. With today’s approval of Proposal 1 by the Company’s shareholders, the Company has met the two conditions for the effectiveness of the waiver.

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Page 2, Hypertension Diagnostics, Inc.
October 25, 2002

     The waiver only relates to the following events of default: (a) the failure of the Company to obtain the Approval on or before the Approval Date; (b) the failure of the Company to comply with the requirement for continued listing on The Nasdaq SmallCap Market for a period of seven (7) consecutive trading days because the minimum bid price of its Common Stock was less than $1.00; and (c) the receipt by the Company on August 27, 2002 of a notice from The Nasdaq Stock Market, Inc. stating that the Company is not in compliance with the requirements for continued listing because of the failure of the Company’s Common Stock to maintain a minimum bid price of $1.00 for a period of thirty (30) consecutive trading days. No other events of default are waived. The failure of the Company to comply with any of the covenants of the Notes will result in an event of default under the Notes. Upon an event of default, a Note holder, at its option, may demand cash repayment of 130% of the then-outstanding principal amount of the Note and any accrued but unpaid interest. There can be no assurance that the Company will comply with the Note covenants in the future. There can also be no assurance that the Company will successfully obtain a waiver of any future event of default, if any event of default should occur.

     The Note holders have also agreed to waive a covenant default, if any such default exists, relating to the Company’s registration of its Common Stock for resale if, in addition to hiring a proxy solicitor and obtaining approval of its Shareholders as outlined above, the Company files a registration statement to register 750,000 additional shares of its Common Stock on or before November 15, 2002.

     Forward-looking statements in this press release are made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company wishes to caution readers not to place undue reliance on any forward-looking statements and to recognize that the statements are not a prediction of actual future results. Actual results could differ materially from those presented and anticipated in the forward-looking statements due to the risks and uncertainties set forth in the Company’s 2002 Annual Report on Form 10-KSB under the caption “Risk Factors,” as well as others not now anticipated.

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CVProfilor is a registered trademark of Hypertension Diagnostics, Inc. Hypertension Diagnostics, HDI/PulseWave, PulseWave and CVProfile are trademarks of Hypertension Diagnostics, Inc. All rights reserved.

Website: www.hdii.com